ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST

              ALLIANZ VARIABLE INSURANCE PRODUCTS FUND OF FUNDS TRUST

                                 CODE OF ETHICS

                               (Revised 8/29/2006)

In an effort to prevent violations of the Investment Company Act of 1940 (the "1940 ACT") and the Rules and Regulations thereunder, this Code of Ethics (the "CODE") is adopted pursuant to Rule 17j-1 of the 1940 Act, as amended, by and on behalf of the Allianz Variable Insurance Products Trust and the Allianz Variable Insurance Products Fund of Funds Trust (each individually referred to as a "Trust" and collectively as the "Trusts"), and any additional Series of the Trusts that may be approved by the Board of Trustees. Capitalized terms used herein are defined in Section 1 of this Code. Rule 17j-1 requires registered investment companies to adopt a written Code containing provisions reasonably necessary to prevent any Access Person from engaging in certain activities prohibited by Rule 17j-1, and to use reasonable diligence and implement procedures reasonably necessary to prevent violations of such Code.

The purpose of this Code is to establish policies consistent with Rule 17j-1 and with the following general principles:

o Access Persons have the duty at all times to place the interests of clients and shareholders ahead of their own personal interests in any decision relating to their personal investments.

o All securities transactions shall be conducted consistent with this Code and in such manner as to avoid any actual, potential or appearance of a conflict of interest, or any abuse of any Access Person's position of trust and responsibility.

Access Persons shall not take inappropriate advantage of their position and must avoid any situation that might compromise, or call into question, their exercise of fully independent judgment in the interest of shareholders.

1. DEFINITIONS

A. "Access Person" means any director or officer of a Trust.

B. "Adviser Access Person" means any director, officer, general partner or employee of a Trusts' investment adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Securities by a series of the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

C. "Beneficial Ownership" of a Security is to be determined in the same manner as it is for purposes of Section 16a-1(a)(2) of the 1934 Act. This means that a person should generally consider themselves the "Beneficial Owner" of a Security in which they have a direct or indirect financial interest. In addition, persons should consider themselves the "Beneficial Owner" of a Security held by their spouse, minor children, relatives who share their home, or other persons

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pursuant to a contract, arrangement, understanding, or relationship that provides the other person with sole or shared voting or investment power with respect to such Security.

Although the following list is not exhaustive, under the 1934 Act and this Code, a person generally would be regarded to be the "Beneficial Owner" of the following Securities:

(1)      Securities held in the person's own name;

(2) Securities held with another in joint tenancy, community property, or other joint ownership;

(3) Securities held by a bank or broker as nominee or custodian on such person's behalf or pledged as collateral for a loan;

(4) Securities held by members of the person's immediate family sharing the same household ("immediate family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships);

(5) Securities held by a relative not residing in the person's home if the person is a custodian, guardian or otherwise has or shares control over the purchase, sale, or voting of such Securities;

(6) Securities held by a trust in which the person is a beneficiary and has or shares the power to make purchase or sale decisions;

(7) Securities held by a trust for which the person serves as a trustee and in which the person has a pecuniary interest (including pecuniary interests by virtue of performance fees and by virtue of holdings by the person's immediate family);

(8) Securities held by a general partnership or limited partnership in which the person is a general partner;

(9) Securities owned by a corporation in which the person has a control position or in which the person has or shares investment control over the portfolio Securities (other than a registered investment company);

(10) Securities in a portfolio giving the person certain performance-related fees; and

(11) Securities held by another person or entity pursuant to any agreement, understanding, relationship or other arrangement giving the person any direct or indirect pecuniary interest.

D. "Disinterested Trustee" means a trustee of the Trust who is not an "interested person" of the Trust within the meaning of Section 2(a)(19) of the 1940 Act.


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E.       "Insider Trading" means the use of Material Non-Public Information to trade in a Security (whether or not a person is an Access Person) or the communication of Material Non-Public Information to others. Insider Trading generally includes:

(1) trading in a Security by an Access Person, while in possession of Material Non-Public Information;

(2) trading in a Security by a person who is not an Access Person, while in possession of Material Non-Public Information, where the information either was disclosed to such person in violation of an Access Person's duty to keep it confidential or was misappropriated; and

(3) communicating Material Non-Public Information to any person, who then trades in a Security while in possession of such information.

F. "Material Non-Public Information" means information that has not been effectively communicated to the marketplace, and for which there is a substantial likelihood that a reasonable investor would consider it important in making investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's Securities. Examples of Material Non-Public Information include information regarding dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

G. "Principal Underwriter Access Person" means any director, officer, general partner or employee of a Trusts' principal underwriter who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Securities by a Series of the Trust.

H. "Security" shall mean any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, interest in an open-end management investment company including but not limited to open-end exchange traded funds, unit investment trusts including but not limited to unit investment trust exchange traded funds, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security.

Any variable annuity or variable life insurance contract that offers shares issued by an open-end management company as defined as a Related Fund Share in the Code of Ethics of the Trusts' investment adviser is also considered a Security.


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The following are not considered Securities for purposes of this Code: Currency futures, commodities and futures and options traded on a commodities exchange. However, futures and options on any group or index of securities are considered Securities for purposes of this Code.

Please refer to the Code of Ethics of the Trusts' investment adviser for a list of Exempt Transactions and Exempt Securities.

2.   SCOPE OF THE CODE

A.       The Code shall apply to each Access Person.

B. The Code shall not apply to any Adviser Access Person or to any Principal Underwriter Access Person as such persons are subject to Codes of Ethics of the Adviser and Principal Underwriter, respectively..

C. To avoid any duplication of reports required pursuant to Rule 17j-1 under the 1940 Act and pursuant to Rule 204A-1 of the Advisers Act of 1940, as amended, the Chief Compliance Officer of the Trusts' investment adviser shall review reports submitted by Adviser Access Persons pursuant to the Allianz Life Advisers, LLC Code of Ethics and Insider Trading Policy in effect at the time of the submission of such reports.

D. To avoid any duplication of reports required pursuant to Rule 17j-1 under the 1940 Act and pursuant to Rule 204A-1 of the Advisers Act of 1940, as amended, the Chief Compliance Officer of the Trusts shall review reports submitted by Principal Underwriter Access Persons pursuant to the BISYS Fund Services Code of Ethics and Insider Trading Policy in effect at the time of the submission of such reports.

3.  PROHIBITED SECURITIES TRANSACTIONS

A. No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by a Trust:

(1)               Employ any device, scheme or artifice to defraud the Trust;

(2) Make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(3) Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Trust; or

(4)               Engage in any manipulative practice with respect to the Trust.

B. No Access Person shall purchase or sell, directly or indirectly, any Security in which he or she has or thereby acquires any Beneficial Ownership where such purchase or sale


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                  constitutes Insider Trading, or take any other action that constitutes or may result in Insider Trading.

C. No Access Person shall purchase or sell, directly or indirectly, any Security in which he or she has or thereby acquires any Beneficial Ownership and which to his or her actual knowledge at the time of such purchase or sale such Security is being purchased or sold by the Trust, or has been recommended to be purchased or sold by a Trust.

D.       Sections 2.B. and 2.C. shall not apply to the following:

(1) Transactions for any account over which the Access Person has no direct or indirect influence or control;

(2)               Involuntary transactions by the Access Person or the Trust;

(3)               Purchases under an automatic dividend reinvestment plan; or

(4) Purchases effected by the exercise of rights, issued by an issuer PRO-RATA to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

4.    REPORTS

A. Subject to subsection B. below, each Access Person shall make the following reports required by Rule 17j-1(d) under the 1940 Act:

(1) INITIAL AND ANNUAL SECURITIES HOLDINGS REPORTS. Access Persons are required to disclose all personal securities holdings other than exempt securities set forth in Section 1H no later than ten days after becoming an Access Person and thereafter on an annual basis within ten calendar days after year end. This report must be current as of a date not more than 45 days prior to the person becoming an Access Person, in the case of initial reports, or, in the case of annual reports, not more than 45 days prior to the date the report is submitted. Compliance with this reporting requirement will be satisfied by providing monthly statements of brokerage accounts provided the statements are current within 45 days. Reports for Securities not included in such brokerage statements must contain:

a. the title, number of shares, and principal amount of each Security in which the Access Person has any Beneficial Ownership;

b. the name of any broker, dealer, or bank with whom the Access Person maintains an account in which any Securities are held for the direct or indirect benefit of the Access Person; and

c.                the date the report is submitted by the Access Person.

(2) QUARTERLY TRANSACTION REPORTS. Within 30 calendar days of the end of each quarter, Access Persons shall report to the Chief Compliance Officer of the Trusts all Securities transactions



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                  other than the exempt Securities set forth in Section 1H in which the Access Person has, or by reason of such transactions acquires, any Beneficial Ownership. Quarterly transaction reports need not be furnished regarding automatic investment plans. In the event that no reportable transactions occurred during the quarter, Access Persons should note this on the report. Compliance with this reporting requirement will be satisfied by providing brokerage account statements current as of quarter end. Reports for Securities not included in such brokerage statements must contain:

a. the date of each transaction, the title, the interest rate and maturity (if applicable), the number of shares and the principal amount of each Security;

b. the nature of each transaction (i.e., purchase, sale, or any type of acquisition or disposition);

c. the price of the Security at which each transaction was effected;

d. the name of the broker, dealer or bank with or through which each transaction was effected;

e. the name of any broker, dealer, or bank with whom the Access Person established an account in which any Securities are held for the direct or indirect benefit of the Access Person and the date on which the account was established; and

f.                the date the report is submitted by the Access Person.

B. A Disinterested Trustee or a Trust officer who is not an affiliated person of its investment adviser or any subadviser to a Trust, within the meaning of Section 2(a)(3) of the 1940 Act ("Non-affiliated Officer") need not file initial or annual securities holdings reports under this Code, and need only report transactions in a Security if such Disinterested Trustee or Non-affiliated Officer knows at the time of such transaction or, in the ordinary course of fulfilling his or her official duties as trustee or officer, should have known during the 15 day period immediately preceding or after the date of the transaction, that such Security was or would be purchased or sold by any fund of the Trust or was or would be considered for purchase or sale by any fund of the Trust or its investment adviser or sub-adviser. The "should have known" standard implies no duty of inquiry, does not presume there should have been any deduction or extrapolation from discussions or memoranda dealing with tactics to be employed to meet any fund investment objective, or that any knowledge is to be imputed because of prior knowledge of the portfolio holdings of any fund, market considerations, or the investment policies, objectives and restrictions of any fund.

5.   ENFORCEMENT

A. The Chief Compliance Officer of the Trusts shall review reports filed under this Code to determine whether any violation may have occurred. Access Persons who discover a violation or apparent violation of this Code by any other person covered by this Code shall bring the matter to the attention of the Chief Compliance Officer of the Trusts.


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B.       Each violation of or issue arising under this Code shall be reported to the Board of Trustees of the Trusts at or before the next regular meeting of the Board.

C. The Board of Trustees of the Trusts may impose such sanctions or penalties upon a violator of this Code as it deems appropriate under the circumstances.

6.   RECORDKEEPING

         The Chief Compliance Officer of the Trusts shall maintain the appropriate records and reports related to this Code as required by Rule 17j-1(d) under the 1940 Act.


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